Exhibit 99.1

KIRBY CORPORATION	Contact: Brian Carey 713-435-1413

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2017 FIRST QUARTER RESULTS

•	2017 first quarter earnings per share of $0.51 compared with $0.71 in the 2016 first quarter

•	2017 second quarter earnings per share guidance of $0.40 to $0.55 compared with $0.72 earned in the 2016 second quarter

•	Full year 2017 earnings per share guidance range remains unchanged at $1.70 to $2.20 compared to $2.62 earned in 2016

Houston, Texas (April 26, 2017) – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the first quarter ended March 31, 2017 of $27.5 million, or $0.51 per share, compared with $38.1 million, or $0.71 per share, for the 2016 first quarter.  Consolidated revenues for the 2017 first quarter were $491.7 million compared with $458.7 million reported for the 2016 first quarter.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “Our first quarter results were in line with our expectations.  In our inland marine transportation market, barge utilization was in the high 80% to low 90% range for the quarter.  Utilization was affected by operating restrictions caused by poor, but seasonally normal weather conditions, and stronger utilization in our black oil fleet primarily as a result of turnarounds and seasonal factors affecting the U.S. Gulf Coast refining complex.  In the coastal marine transportation market, tank barge utilization was in the mid-70% to low 80% range during the first quarter as the market continued to be impacted by barges moving from term contracts into the spot market.  In response to continued difficult coastal market dynamics, we have taken measures to cut costs, reducing headcounts and temporarily taking barges out of service until market conditions improve.”

Mr. Grzebinski continued, “Within our diesel engine services segment, the land-based market continued to experience strong demand for remanufacturing of pressure pumping units and transmission overhauls.  There was also a modest improvement during the quarter in the demand for the manufacture of new pressure pumping units and the sale of new transmissions.  In the marine diesel engine services market, revenues were down year-over-year, but operating profit increased as a result of cost control measures implemented in 2016.  In the power generation market, demand was comparable to the 2016 first quarter.”

Segment Results – Marine Transportation
Marine transportation revenues for the 2017 first quarter were $343.7 million compared with $378.3 million for the 2016 first quarter.  Operating income for the 2017 first quarter was $35.3 million compared with $69.8 million for the 2016 first quarter.

Demand for inland tank barge transportation of petrochemicals, refined petroleum products, and agricultural chemicals was stable, while black oil and pressure barge demand was higher sequentially.  Kirby’s inland tank barge utilization was in the high 80% to low 90% range during the quarter.  Both term and spot contract pricing were at lower levels relative to the first quarter of 2016, although spot pricing remained stable compared to the 2016 fourth quarter.  Operating conditions during the quarter were seasonally normal, including periodic wind and fog which increased delay days and, consequently, reduced our efficiency on work performed under affreightment contracts.  The operating margin for the inland business was in the mid-teens.

In the coastal marine transportation market, demand for the transportation of black oil, petrochemicals, and dry products was stable.  Demand for the transportation of refined petroleum products and crude oil was lower than the 2016 first quarter, and reflected general and seasonal weakness in the Northeast and Alaska.  The growing number of vessels trading in the spot market continued to drive increased idle time and voyage costs.  Utilization for the coastal tank barge fleet was in the mid-70% to low 80% range.  Additionally, coastal marine results were negatively impacted by customer requested acceleration of regulatory shipyards on two large units during the quarter.  The operating margin for the coastal marine business was in the negative mid-single digits.

The marine transportation segment’s 2017 first quarter operating margin was 10.3% compared with 18.4% for the first quarter of 2016 as a result of weaker pricing in the inland marine market and increased idle time in the coastal market as more barges operated in the spot market.

Segment Results – Diesel Engine Services
Diesel engine services revenues for the 2017 first quarter were $148.1 million with operating income of $13.7 million, compared with 2016 first quarter revenues of $80.4 million and an operating loss of $0.8 million.

The higher revenues and operating income as compared to the first quarter of 2016 were due to elevated demand for the remanufacturing of pressure pumping units, rebuilt transmissions, and a modest uptick in the sale of new pressure pumping units.  In our marine diesel engine services business, revenues declined compared to the 2016 first quarter due to customer deferrals of major overhauls, particularly in the Midwest, and weak demand for new engines.  Gulf Coast oilfield services activity remained slow.  However, cost controls implemented in the marine diesel engine services business last year contributed to an increase in operating income relative to the 2016 first quarter.  Demand in the power generation market remained stable for the quarter, both sequentially and compared to the 2016 first quarter.

The diesel engine services operating margin was 9.3% for the 2017 first quarter compared with (1.0)% for the 2016 first quarter due primarily to increased activity in our land-based diesel engine services market and improved efficiency in our marine diesel engine services business.

Cash Generation
EBITDA of $93.5 million for the 2017 first quarter compares with EBITDA of $113.8 million for the 2016 first quarter.  Cash flow was used to fund capital expenditures of $45.8 million, including $3.8 million for new inland tank barge and towboat construction, $15.2 million for progress payments on the construction of a new coastal articulated tank barge and tugboat unit (“ATB”), two 4900 horsepower coastal tugboats and six 5000 horsepower coastal ATB tugboats, final costs of $2.2 million on a 35,000 barrel coastal petrochemical tank barge delivered in December 2016, and $24.6 million primarily for upgrades to the existing inland and coastal fleets.  Total debt as of March 31, 2017 was $674.6 million and Kirby’s debt-to-capitalization ratio was 21.7%.

Outlook
Commenting on the 2017 second quarter and full year market outlook and guidance, Mr.  Grzebinski said, “Our earnings guidance for the 2017 second quarter is $0.40 to $0.55 per share compared with $0.72 per share for the 2016 second quarter.  Our full year earnings guidance remains $1.70 to $2.20 per share.  Second quarter and full year guidance contemplates inland marine transportation utilization in the mid-80% range at the low end and low 90% range at the high end.  We believe tank barge retirements will continue in response to the weak pricing environment in the inland market, further closing the gap between tank barge supply and demand.  At the middle to high end of our full year guidance we have accounted for a modest improvement in pricing in the second half of the year.  In our coastal market, we expect utilization in the mid-70% to low 80% range for the second quarter and full year. The cost reduction measures taken in the 2017 first quarter and early second quarter should allow us to operate at quarterly breakeven operating margins or a slight operating loss for the rest of the year.”

Mr. Grzebinski continued, “In our diesel engine services markets, we anticipate pressure pumping remanufacturing and transmission overhaul service work in our land-based diesel engine services business will continue at relatively high levels for the second quarter, and remain healthy for the remainder of the year.  Orders for new pressure pumping units and new transmissions in the second quarter have yet to materialize, although we have received several customer inquiries.  We expect a slight, seasonal decline for the marine diesel engine and power generation businesses in the second quarter, and steady results the remainder of the year.”

Kirby expects 2017 capital spending to be in the $165 to $185 million range, unchanged from previous guidance.  Capital spending guidance includes approximately $50 million in progress payments on new coastal equipment, including a 155,000 barrel ATB, two 4900 horsepower and six 5000 horsepower coastal tugboats.  The balance of $115 to $135 million is primarily for five new inland tank barges and capital upgrades and improvements to existing inland and coastal marine equipment and facilities, as well as diesel engine services facilities.

Conference Call
A conference call is scheduled for 7:30 a.m. central time tomorrow, Thursday, April 27, 2017, to discuss the 2017 first quarter performance as well as the outlook for the 2017 second quarter and year.  The conference call number is 888-317-6003 for domestic callers and 412-317-6061 for international callers.  The confirmation number is 3101617.  An audio playback will be available at 1:00 p.m. central time on Thursday, April 27, 2017, through 5:00 p.m. central time on Thursday, May 4, 2017, by dialing 877-344-7529 for domestic callers and 412-317-0088 for international callers.  The replay access code is 10104602.  A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release.  This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2016 year and quarters are available at Kirby’s website, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii.  Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge.  Kirby also operates offshore dry-bulk barge and tugboat units engaged in the offshore transportation of dry-bulk cargoes in the United States coastal trade.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications.  Kirby also distributes and services diesel engines, transmissions and pumps, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service and oil and gas operator and producer markets.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	First Quarter
	2017	2016
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$343,652	$378,343
Diesel engine services	148,053	80,390
	491,705	458,733
Costs and expenses:
Costs of sales and operating expenses	345,296	288,910
Selling, general and administrative	46,118	50,461
Taxes, other than on income	6,649	5,404
Depreciation and amortization	48,170	48,624
Gain on disposition of assets	(99)	(67)
	446,134	393,332

Operating income	45,571	65,401
Other income (expense)	(116)	135
Interest expense	(4,457)	(4,193)

Earnings before taxes on income	40,998	61,343
Provision for taxes on income	(13,353)	(22,859)

Net earnings	27,645	38,484
Less: Net earnings attributable to noncontrolling interests	(162)	(385)
Net earnings attributable to Kirby	$27,483	$38,099

Net earnings per share attributable to Kirby common stockholders:
Basic	$0.51	$0.71
Diluted	$0.51	$0.71
Common stock outstanding (in thousands):
Basic	53,542	53,442
Diluted	53,609	53,483

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	First Quarter
	2017	2016
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$27,483	$38,099
Interest expense	4,457	4,193
Provision for taxes on income	13,353	22,859
Depreciation and amortization	48,170	48,624
	$93,463	$113,775

Capital expenditures	$45,765	$50,523

	March 31,
	2017	2016
	(unaudited, $ in thousands)
Long-term debt, including current portion	$674,552	$712,163
Total equity	$2,433,673	$2,316,660
Debt to capitalization ratio	21.7%	23.5%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	First Quarter
	2017	2016
	(unaudited, $ in thousands)

Marine transportation revenues	$343,652	$378,343

Costs and expenses:
Costs of sales and operating expenses	230,134	226,752
Selling, general and administrative	27,878	32,697
Taxes, other than on income	6,098	4,838
Depreciation and amortization	44,288	44,261
	308,398	308,548

Operating income	$35,254	$69,795

Operating margins	10.3%	18.4%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	First Quarter
	2017	2016
	(unaudited, $ in thousands)

Diesel engine services revenues	$148,053	$80,390

Costs and expenses:
Costs of sales and operating expenses	115,162	62,158
Selling, general and administrative	15,694	15,131
Taxes, other than on income	541	551
Depreciation and amortization	2,922	3,356
	134,319	81,196

Operating income (loss)	$13,734	$(806)

Operating margins	9.3%	(1.0)%

OTHER COSTS AND EXPENSES

	First Quarter
	2017	2016
	(unaudited, $ in thousands)

General corporate expenses	$3,516	$3,655

Gain on disposition of assets	$99	$67

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	First Quarter
	2017	2016

Inland Performance Measurements:
Ton Miles (in millions) (2)	2,977	2,748
Revenue/Ton Mile (cents/tm) (3)	8.0	8.9
Towboats operated (average) (4)	235	240
Delay Days (5)	2,267	2,236
Average cost per gallon of fuel consumed	$1.78	$1.27

Barges (active):
Inland tank barges	864	885
Coastal tank barges	68	70
Offshore dry-cargo barges	5	6
Barrel Capacities (in millions):
Inland tank barges	17.6	17.6
Coastal tank barges	6.1	6.0

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)
Inland marine transportation revenues divided by ton miles.  Example:  First quarter 2017 inland marine transportation revenues of $236,712,000 divided by 2,977,000,000 inland marine transportation ton miles = 8.0 cents.

(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.